Exhibit 99.1

Press Release

NOVITRON INTERNATIONAL CHANGES NAME TO CLINICAL DATA

Boston, MA, October 3, 2003 – Novitron International, Inc. (NASDAQ:NOVI), announced today that, following approval by its stockholders, the Company has changed its name to Clinical Data, Inc. The change in the corporate name and the new NASDAQ trading symbol for the Company, "CLDA", become effective Tuesday, October 7, 2003, at the commencement of the business day.

Israel M. Stein, MD, President of the Company commented, "With the recently announced series of acquisitions, our shareholders have concurred with our desire to create a new corporate identity. With the Company’s increased presence in the domestic and international market for products and services for the smaller laboratory and in particular for the physician’s office laboratory, the name Clinical Data better expresses our strategic focus."

Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals worldwide.

Except for any historical information contained in this press release, the matters discussed herein include forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Actual results could differ materially from those expressed in such statements and readers are referred to the Company’s SEC reports and filings.